Exhibit 4.1

SHARE SUBSCRIPTION AGREEMENT

This SHARE SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of May 15th, 2024 (the “Effective Date”), is entered into by and among Wins Finance Holdings Inc., a Cayman Island company (the “Company”), and Jude Gongsheng International Medical Investment Management （Beijing） LLC. (聚德共生国际医疗投资管理（北京）有限公司), a China company (the “Investor 1”)，and Mr. Renhui Mu with personal ID No. 210211197403034530 (the “Investor 2”) (the “Investor 1” and “Investor 2” together are collectively called the “Investors”).

RECITALS

The Investors wishes to subscribe USD 7,610,000 (the “Subscription Amount”) of the Company’s new ordinary shares of existing class (the “Common Stock”) at a price equal to USD $0.1 to acquire approximately 76,100,000 shares (the “Shares”) in below pay schedule.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            The Share Subscription proportion within investors.

The Investor 1 agrees to buy, the Shares in exchange for 90% (the “Contribution Ratio”) of the Subscription Amount, 68,490,000 shares, in accordance with the Schedule below; Investor 2 agrees to buy the Shares in exchange for 10% (the “Contribution Ratio”) of the Subscription Amount, 7,610,000 shares, in accordance with the Schedule below. The Company agrees to issue and instruct its transfer agent to issue the applicable portion of the Shares in the name of the Investors promptly upon each tranche of share subscription from the Investors and receipt of share amount by the Company.

2.            The Schedule.

The Company and the investors agree to close the transaction in accordance with the schedules below.

(a) Down Payment: Investors will pay $300,000 (or equivalent in CNY) within 20 working days upon the Effective Date.

The remainder of the Subscription Amount $7,310,000 (or equivalent in CNY), shall be paid before September 30th, 2024 by investors.

3.            Payment.

The Company has right to inform the Investors to remit subscription amount to a third party providing proof as required by regulatory bodies. Remittance method shall be agreed in writing by the Company and Investors.

Besides paying subscription amount directly to the Company, Investors may pay the subscription amount under each of the tranches to the account owned by Company’s subsidiary company., or to such other payees as such Company shall have been agreed by Investors in writing.

4.            Agreements after Investors Become the Controlling Shareholder

(a)            The Investors are persons acting in concert.

(b)            The number of members of the board of directors of the Company shall be 5. Investors suggest Investor 2, Mr. Renhui Mu, to be chairman and executive director of Company, and legal person of all domestic and foreign class one holding platform companies (the domestic and foreign subsidiary companies hold by Company directly, including but not limited to “Dalian Ruikai Taigu Investment Management LLC (大连瑞凯泰富投资管理有限公司)”). Investor 1 shall appoint 3 members of board of directors, and has right to suggest change members of board of directors or other senior officers, when major decision-making errors, improper management and malpractices occur.

(c)             Investor 1 has right to suggest Chairman of the Strategy Committee, Chairman of the Audit Committee, and head of the Compensation and Benefits Committee, finance, etc

(d)            The new board of directors shall reappoint or hire management team of Company.

(e)             Company shall conduct due diligence for Dalian Ruikai Taifu Investment Management LLC, Wanrui Wanjia (Beijing) Science and Trade LLC, and Beijing Fushengxing Trade LLC. If the result satisfy the new board of directors, the such companies shall become 100% owned by Company.

(f)             Board of directors shall hold at least 4 meetings every year to decide all investments.

(g)           All subsidiary companies shall settle all current accounts receivable. Amount received shall be used in Company’s operation.

5.            Representations and Warranties of Company.

The Company represents and warrants to the Investors that:

(a)            Organization Adjustment And Re-list to Nasdaq. After this Agreement signed and effected, Company shall adjust organization and equity structure for its domestic subsidiary companies; shall conduct Company’s market integration strategy of high-tech medical products. After all investments fund received, Company shall invite Investor 1 appoint 3 persons to replace current members in the board of directors; shall finish the mergers and acquisitions for the target companies; shall hold shareholder’s meeting to confirm re-list to Nasdaq, to authorized board of director to reverse stock split, authorized board of directors to issue more shares in the future, to authorized board of directors to change the Company’s Name. Company shall confirm to start the process of re-list to Nasdaq Before end of December 2024.

(b)            Due Incorporation, Qualification, etc. The Company (i) is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted and proposed to be conducted; and (iii) is duly qualified and licensed to do business and in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect.

(c)            Authority. All corporate action required to be taken by the Company’s Board of Directors in order to authorize the Company to enter into this Agreement and to issue the Shares has been taken. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (i) are within the power of the Company and (ii) have been duly authorized by all necessary actions on the part of the Company.

(d)            Issuance of Securities. The issuance of the Shares has been duly authorized and when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly and validly issued, fully paid and nonassessable and free and clear of all liens, other than restrictions on transfer imposed by applicable securities laws, and shall not be subject to preemptive or similar rights. Assuming the accuracy of the representations and warranties of the Investors in this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.

(e)            Accounting. As of the Effective Date of this Agreement, except the liabilities disclosed on the report of June 30th, 2023, Company has no other liabilities, external guarantee undertaking, or mortgage. After the Effective Date, any new liabilities, external guarantee undertaking, or mortgage need get a written approval by Investors. Company has no problems with Tax arrears, labor disputes, judicial proceeding, etc.

6.            Representations and Warranties of Investors.

投资人的声明和保证

The Investors represents and warrants to the Company upon the acquisition of the Shares as follows:

(a)            Organization and Authority of Investors. If the Investors is an entity, it (i) is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction, (ii) has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Investors, the performance by the Investors of its obligations hereunder and the consummation by the Investors of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Investors.

(b)            Binding Obligation. This Agreement has been, duly executed and delivered by the Investors, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes the legal, valid and binding obligation of the Investors, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(c)            Securities Law Compliance. The Investors has been advised that the offer and issues of the Shares has been registered under the Securities Act of 1933, as amended (the “Securities Act”) of the State of New York, or any other securities laws and, therefore, the Shares can be resold freely without any restriction. The Investors is subscribing the Shares for its own account for investment, not as a nominee or agent. The Investors represents that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D, promulgated under the Securities Act, and that the Investors is not subject to the “Bad Actor” disqualification, as such terms is defined in Rule 506 of Regulation D, promulgated under the Securities Act of the State of New York.

(d)            Investment Experience. The Investors acknowledges that it has prior investment experience, including investments in non-listed and non-registered securities and is able to evaluate the merits and risks of such an investment, and the Investors represents that it understands the highly speculative nature of this investment which may result in the loss of the total amount of such investment. The Investors has the requisite knowledge and experience in financial and business matters that such Investors is capable of evaluating the merits and risks of such investment.

(e)            No General Solicitation. The Investors acknowledges that it is not acquiring the Shares as a result of any general solicitation or advertising.

7.            Miscellaneous.

(a)            Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified upon the written consent of Company and Interestors.

(b)            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the New York State, United States of America, and without giving effect to choice of laws provisions that would result in the application of the substantive law of another jurisdiction.

(c)            Jurisdiction; Service; Waivers. ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT MAY BE BROUGHT IN A COURT OF NEW YORK STATE. THE PARTIES TO THIS AGREEMENT HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS OF NEW YORK STATE, AND SERVICE OF PROCESS MAY BE MADE UPON THE PARTIES TO THIS AGREEMENT BY MAILING A COPY OF THE SUMMONS AND ANY COMPLAINT TO SUCH PERSON, BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS TO BE USED FOR THE GIVING OF NOTICES UNDER THIS AGREEMENT. BY ACCEPTANCE HEREOF, THE PARTIES HERETO EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OR MAINTAINING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTION.

(d)            Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

(e)            Entire Agreement. This Agreement constitutes and contains the entire agreement among Company and the Investors and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(f)            Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party as follows:

(i)            if to the Investors Jude Zhongsheng International Medical Investment Management (Beijing) LLC, at:

聚德共生国际医疗投资管理（北京）有限公司

中国北京市石景山区石景山路中海大厦B座905室

邮编：100043

(ii) if to the Company, at:

Wins Finance Holdings Inc.

1F, Building 1B

No. 58 Jianguo Road, Chaoyang District

Beijing 100024, People’s Republic of China

Telephone: 646-694-8538

稳盛金融控股公司

中国北京市朝阳区建国路58号1B座1层

邮编：100024

电话：646-694-8538

or at such other address or facsimile number as the Company shall have furnished to the Investors in writing. All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed, postage prepaid and addressed as aforesaid, upon receipt; (c) when delivered by hand, upon delivery; and (d) when faxed or sent by e-mail, upon confirmation of receipt.

(g)            Severability. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h)            Headings. Article, section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(i)            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

8.            Confidentiality

Each party to this Share Subscription Agreement agrees to keep this Agreement and the terms set out therein confidential. When any Party needs to disclose confidential information in accordance with laws and regulations or the requirements of the government, regulatory authorities or such party's listed exchange, it shall give reasonable notice to the others so that they can take reasonable remedies. The notice shall include contents such as the object of disclosure and the method of disclosure, except that prior or post notification is prohibited by laws, regulations or the government, regulatory authority or the stock exchange where the disclosing party is listed.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

Jude Zhongsheng International Medical Investment Management (Beijing) LLC (Investor 1):

By:	Signature, Stamp

Name:	Xueming Sheng

Title:	Chairman

May 15th, 2024

Mr. Renhui Mu (Investor 2)

/s/ Renhui Mu

May 15th, 2024

WINS FINANCE HOLDINGS INC. (Company)

By:	Signature, Stamp

Name:	Yuchan Cheng

Title:	Executive Director

May 15th, 2024

OMNIBUS INVESTORs SIGNATURE PAGE TO

WINS FINANCE HOLDINGS INC.

SHARE SUBSCRIPTION AGREEMENT

The undersigned, in its capacity as an Investors, hereby executes and delivers the Share Subscription Agreement to which this signature page is attached and agrees to be bound by the Share Subscription Agreement on the date set forth on the first page of the Share Subscription Agreement. This counterpart signature page, together with all counterparts of the Share Subscription Agreement and signature pages of the other parties named therein, shall constitute one and the same instrument in accordance with the terms of the Share Subscription Agreement.

Jude Zhongsheng International Medical Investment Management (Beijing) LLC (Investor 1):

By:	Signature, Stamp

Name:	Xueming Sheng

Title:	Chairman

May 15th, 2024

Mr. Renhui Mu (Investor 2)

/s/ Renhui Mu

May 15th, 2024

WINS FINANCE HOLDINGS INC. (Company)

By:	Signature, Stamp

Name:	Yuchan Cheng

Title:	Executive Director

May 15th, 2024